Exhibit 21.1

Ex 21.1 Subsidiaries of the Registrant

Entity Name	Place of Incorporation	Type of legal entity	Effective interest held
BIMI International Medical Inc.	Delaware	Public company	100%
Bimai Pharmaceutical (Chongqing) Co., Ltd.	Chongqing, China	Limited liability company	100%
Boyi (Liaoning) Technology Co., Ltd	Liaoyang, China	Limited liability company	100%
Lasting Wisdom Holdings Limited	BVI	Limited liability company	100%
PUKUNG Limited	Hong Kong, China	Limited liability company	100%
Beijing Xinrongxin Industrial Development Co., Ltd	Beijing, China	Inactive limited liability company	100%
Chongqing Guanzan Technology Co., Ltd.	Chongqing, China	Limited liability company	100%
Dalian Boyi Technology Co., Ltd.	Dalian, China	Limited liability company	100%
Bimai Hospital Management (Chongqing) Group Co., Ltd.	Chongqing, China	Limited liability company	100%
Chongqing Shude Pharmaceutical Co., Ltd.	Chongqing, China	Limited liability company	95%
Chongqing Lijiantang Pharmacy Chain Co., Ltd.	Chongqing, China	Limited liability company	100%
Chongqing Zhuoda Pharmaceutical Co., Ltd.	Chongqing, China	Limited liability company	100%
Chongqing Qianmei Medical Device Co., Ltd.	Chongqing, China	Limited liability company	100%
Pusheng Pharmaceutical (Chongqing) Co., Ltd.	Chongqing, China	Limited liability company	100%
Suzhou Eurasia Hospital Co., Ltd.	Anhui, China	Limited liability company	100%
Yunnan Yuxi Minkang Hospital Co., Ltd.	Yunnan, China	Limited liability company	100%
Wuzhou Qiangsheng Hospital Co., Ltd.	Guangxi, China	Limited liability company	100%
Chaohu Zhongshan Minimally Invasive Hospital Co.,Ltd.	Anhui, China	Limited liability company	100%
Chongqing Guoyitang Hospital Co., Ltd.	Chongqing, China	Limited liability company	100%
Chongqing Huzhongtang Health Technology Co., Ltd.	Chongqing, China	Limited liability company	100%